Exhibit 10.20(B)

[MIRNA THERAPEUTICS LETTERHEAD]

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 8th day of September, 2015 (the “Effective Date”) by and between Mirna Therapeutics, Inc., a Delaware corporation (the “Company”) and Alan Fuhrman (“Employee”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Chief Financial Officer on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Employment.

a.                   The Company hereby employs Employee and Employee hereby accepts employment as the Chief Financial Officer of the Company, subject to the direction of the Chief Executive Officer of the Company. Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Chief Executive Officer of the Company from time to time, which shall include, but are not limited to, overseeing administrative, financial, and risk management operations of the Company, including the development in conjunction with the Board of Directors of the Company (the “Board”) and management of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve and enlarge Company assets and report accurate financial results. Employee recognizes that he owes a duty of loyalty to the Company and agrees to act only in the best interests of the Company and to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates as may be required to perform the duties and responsibilities assigned to him by the Chief Executive Officer of the Company, to the best of his ability and with requisite diligence.

b.                   Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 below), with all applicable policies, rules and regulations of the Company.

2.                   Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall automatically renew for successive one-year periods on the anniversary of the Effective Date (the “Term”).

3.                   Compensation.

a.                   The Company shall pay to Employee a yearly annual salary of $325,000 (the “Base Salary”), less all applicable withholdings, which shall be paid pursuant to the Company’s payroll procedures as may exist from time to time. The Base Salary may be increased at the discretion of the Board.

Mirna Therapeutics, Inc. | 2150 Woodward St., Suite 100 | Austin, TX 78744 | 1.512.901.0900 | www.mirnarx.com

b.                   During each fiscal year of the Term, Employee will be entitled to earn an annual bonus in the amount of up to 25% of Employee’s Base Salary upon the achievement of annual plan goals (the “Target Bonus”). Employee’s annual plan performance targets will be established annually by the Board, or Compensation Committee of the Board, in its sole discretion. For the current fiscal year in which the Effective Date occurs, any Target Bonus earned will be prorated based upon the number of days elapsed in the current fiscal year. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), it is agreed that the Target Bonus (if any) shall be paid no later than March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such Target Bonus relates ended.

c.                    Subject to the approval of the Board and Employee continuing to provide services to the Company through such approval date, upon the pricing of the Company’s first underwritten public offering and sale of shares of common stock for cash pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933 (the “Initial Public Offering”), the Company shall grant Employee an option to purchase up to approximately 1% of the outstanding shares of common stock of the Company immediately after the Initial Public Offering at an exercise price equal to the price to the public agreed to with the Company’s underwriters; if the Initial Public Offering is postponed to a date on or following the three month anniversary of the Effective Date, the Company shall grant Employee an option to purchase common stock representing approximately 1% of the then outstanding shares of the Company’s common stock, at a price per share equal to the fair market value of the common stock as determined in good faith by the Board. Vesting of such option, whenever granted, will commence on the date that Employee relocates his primary residence to the Austin, Texas area and will then retroactively begin vesting as of the Effective Date. In the event that Employee fails to relocate his primary residence to the Austin, Texas area within six months of the Effective Date, such option shall be rescinded, and Employee and the Chief Executive Officer of the Company shall mutually discuss how to resolve the matter of Employee’s relocation and associated equity compensation. Subject to the approval of the Board, provided that Employee continues to provide services to the Company through each vesting date, the option shall vest and become exercisable with respect to 1/4 of the shares on the first anniversary of the Effective Date, and 1/48 of the shares on each monthly anniversary of the Effective Date thereafter, so that the option shall be exercisable with respect to 100% of the shares as of the four year anniversary of the vesting commencement date. The option will otherwise be subject to the Company’s equity incentive plan and an option agreement between the Company and Employee.

4.                   Fringe Benefits; Expenses.

a.              Employee shall be eligible to participate in benefit plans and programs in which other similarly situated employees are eligible to participate and as may exist from time to time, such as medical, dental, vision, and supplemental life insurance. Employee’s participation in any benefit plan or program is subject to the terms and conditions of the applicable plan and program.

b.                   The Company agrees to reimburse Employee for all reasonable, out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policies as in existence from time to time. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 4(b).

c.                    Employee shall relocate his primary residence from the Escondido, California area to the Austin, Texas area during the first six months of the Term. The Company shall reimburse Employee for reasonable and necessary documented relocation and moving expenses, including but not limited to reasonable and documented expenses incidental to the sale of his primary residence in the Escondido, California area and the purchase of his primary residence in the Austin, Texas area (the “Relocation Expenses”). Such reimbursement shall be dependent upon Employee’s submission, within thirty (30) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses. Reimbursement of the Relocation Expenses, if any, shall be made no later than forty-five (45) days after the Company’s receipt of approved documentation. In no event shall the Company reimburse Employee for Relocation Expenses in excess of $60,000. Notwithstanding the foregoing, Employee and the Company acknowledge and agree that the Relocation Expenses will not be earned to any extent prior to the first anniversary of the Effective Date and will only be earned on the first anniversary of the date Employee commences employment with the Company if Employee remains actively employed by the Company through such anniversary. In the event that Employee resigns his employment with the Company on or prior to the first anniversary of the Effective Date, then Employee hereby agrees to repay in full to the Company all Relocation Expenses for which he has been reimbursed, which such repayment shall occur no later than thirty (30) days after the date of Employee’s resignation of employment with the Company. Employee hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to him for any amounts in respect of the obligation to repay the Relocation Expenses.

5.                   Confidentiality, Covenant Not To Compete and Arbitration. Employee has executed and agrees to comply with the Confidentiality, Covenant Not To Compete & Arbitration Agreement, attached hereto as Exhibit A, which is incorporated herein by reference.

6.                   Termination. This Agreement and Employee’s employment may be terminated in any one of the following ways:

a.              At any time during the Term, the Company may, at its sole discretion, terminate Employee’s employment, with or without cause. Such termination shall be effective on delivery of written notice to Employee of the Company’s election to terminate this Agreement under this Section 6. Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination except as provided in (i)-(ii), below.

i.            If the Company terminates Employee’s employment without Cause (as defined below) on or following the four month anniversary of the Effective Date, the

Company shall pay to Employee a severance payment in an amount equal to nine (9) months’ salary, which such amount, less applicable withholdings and deductions, shall be paid in accordance with the Company’s normal payroll practices, with the first such payment being made on the first payroll date following the date the Release (as defined below) becomes effective and irrevocable so long as Employee complies with his continuing obligations under this Agreement and the Confidentiality, Covenant Not to Compete & Arbitration Agreement.

ii.                  If the Company terminates Employee’s employment during the period of time commencing on the consummation of a Change in Control (as defined below) and ending twelve (12) months following such Change in Control, without Cause, the Company shall pay to Employee a severance payment in an amount equal to twelve (12) months’ salary, which such amount, less applicable withholdings and deductions, shall be paid in accordance with the Company’s normal payroll practices, with the first such payment being made on the first payroll date following the date the Release (as defined below) becomes effective and irrevocable so long as Employee complies with his continuing obligations under this Agreement and the Confidentiality, Covenant Not to Compete & Arbitration Agreement.

iii.              In order to receive the severance payments pursuant to Section 6(a)(i) or (ii) above, Employee shall deliver to the Company a release of all claims (a “Release”), in a form reasonably acceptable to the Company, that becomes effective and irrevocable within sixty (60) days following Employee’s termination of employment, which such release shall release the Company, its affiliates, and their respective shareholders, members, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that may lawfully be released, including without limitation all claims or causes of action arising out of Employee’s employment with the Company or the termination thereof. As used herein, a “Change in Control” shall be deemed to have occurred if: (x) any person or entity other than the Company, the Existing Shareholders, a benefit plan or the Company or any of their respective affiliates or successor entities acquires (by acquisition, merger, consolidation, recapitalization, reorganization or otherwise) beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding common stock of the Company, or (y) the Company shall have consummated a sale or other disposition of all or substantially all of its assets to any person or entity other than to the Company, a benefit plan of the Company, or any of their respective affiliates or successor entities; provided, however, that the sale of equity securities by the Company for primarily capital raising purposes shall not constitute a Change of Control. As used herein, “Existing Shareholders” means the stockholders of the Company as of the Effective Date and their respective affiliates and permitted transferees. As used herein, “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (A) the conviction of Employee by a court of competent jurisdiction of a crime involving moral turpitude; (B) the commission, or attempted commission, by Employee of an act of fraud on the Company; (C) the misappropriation, or attempted misappropriation, by Employee of any of the Company’s funds or property; (D) the failure by Employee to perform in any material respect his obligations under the terms of this Agreement, which such failure has gone unremedied within twenty (20) days after the Company provides Employee with written notice of such failure; (E) the knowing engagement by Employee, without written approval of the Board, in any activity which competes with the Company’s business or which would result in a material injury to the Company or which otherwise violates any provision of this Agreement or any confidentiality agreement; or (F) the knowing engagement by Employee in any activity that would constitute a material violation of the provisions of the Company’s business ethics policy, employee handbook or similar policies, if any, then in effect.

b.              This Agreement shall terminate automatically upon the death or Disability of Employee. A “Disability” is defined as Employee’s inability to perform the essential functions of his position, with reasonable accommodation, due to Employee’s illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days (whether consecutive or not). The determination of Disability shall be made by the Board. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company following consultation with Employee to assist the Company in making such determination. Any refusal by Employee to submit to a mental or physical examination under this section, or to provide medical documentation necessary for the Company to make its determination, shall be deemed to constitute conclusive evidence of Employee’s Disability. Employee (or his estate or representative, if applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

c.               At any time during the Term, Employee may retire or otherwise resign his employment with the Company provided that he first provides at least thirty (30) days prior written notice to the Company of his intent to terminate this Agreement, with the date of his retirement or resignation specified in such notice.

7.              Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (a) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company (if applicable), and (b) an automatic resignation of Employee from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative (if applicable).

8.              No Breach of Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity. Employee further represents and covenants that he will not bring to the Company or place on the Company’s computer systems any confidential, proprietary or legally protected information belonging to, or obtained from, any previous employer

(“Prior Employer Information”) and under no circumstances shall Employee use or disclose Prior Employer Information in the course of his employment with the Company.

9.              Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Employee shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Section 409A.

To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Employee pursuant to this Agreement shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided therein and the regulations thereunder, then any such amount or benefit that Employee would otherwise be entitled to during the first six months following Employee’s date of termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s date of termination (or if the such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount or benefit can be paid or provided under Section 409A without being subject to such additional taxes and interest.

Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Agreement unless Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under the paragraph above, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Employee’s Separation from Service. Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s Separation from Service but for the preceding sentence shall be paid to Employee on the sixtieth (60th) day following Employee’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

10.       Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the

Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee. Any reduction in payments and/or benefits pursuant to this Section 10 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Employee.

11.       Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Employee is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

12.       Assignment. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee recognizes that the Company may assign this Agreement.

13.       Notices. All notices or other communications that are required or may be delivered under this Agreement shall be in writing, and shall be deemed duly delivered on the same business day as delivery by hand or by fax with machine confirmation of complete transmission, or three (3) business days after delivery by deposit as United States certified mail return receipt requested, or the next business day after delivery by deposit with an overnight courier, to the parties hereto at the addresses set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing:

a.              If to the Company:

Mirna Therapeutics, Inc.

2150 Woodward St., Suite 100

Austin, Texas 78744

Attention: Paul Lammers, M.D., President & Chief Executive Officer

b.              If to Employee:

Alan Fuhrman

2995 Mary Lane

Escondido, CA 92025

14.       Waiver of Breach. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.

15.       Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to its or any other jurisdiction’s conflict of laws provisions. The Parties hereby submit to the jurisdiction of the Texas courts, both state and federal, in all matters concerning this Agreement.

16.       Severability. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions. A court of competent jurisdiction shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

17.       Entire Agreement; Amendment. This Agreement, including the attached Exhibit, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by each of the parties hereto.

18.       Eligibility. As required by applicable law, this offer and Agreement are subject to satisfactory proof of Employee’s right to work in the United States of America. It is required that Employee bring the appropriate documentation with Employee at the time of employment.

19.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.       Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

MIRNA THERAPEUTICS, INC.

By:	/s/ Paul Lammers
Name:	Paul Lammers, M.D., M.Sc.
Title:	President & Chief Executive Officer

ALAN FURHMAN

/s/ Alan Furhman